Exhibit 99.1

Playboy Reports Third Quarter 2025 Financial Results

Q3 Revenue of $29.0 Million;
Net Income of $0.5 Million, an Improvement of $34.2 Million;
Adjusted EBITDA of $4.1 Million, an Improvement of $4.7 Million;
Extends Maturity of Senior Debt to 2028

LOS ANGELES – November 12, 2025 (GLOBE NEWSWIRE) – Playboy, Inc. (NASDAQ: PLBY) (the “Company” or “Playboy”), one of the most recognizable and iconic lifestyle brands in the world, today announced financial and operational results for its third fiscal quarter ended September 30, 2025.

Comments from Ben Kohn, Chief Executive Officer and President of Playboy

“The third quarter marks our third consecutive quarter of growing adjusted EBITDA and further demonstrates the potential of our high-margin, asset-light model. It’s important to note that Q3 adjusted EBITDA was burdened by $2.5 million of litigation costs, and would’ve been $6.6 million without such expense. Adjusting for one-time revenue items in Q3 2024, revenue would have been up 4.2% for Q3 2025, and high-margin licensing revenue was up 61% year-over-year. Even with the impact of our litigation expenses, this quarter was our first quarter since going public to have net income. The improving profitability we have delivered throughout 2025 reflects the hard work our team has put into stabilizing the business.”

“In addition, we ended the quarter with over $32 million in cash on our balance sheet, and also opportunistically amended our debt facility, extending the maturity until May 2028 and providing for interest rate reductions based on certain prepayments.”

“With a healthier balance sheet, and a stable foundation now in place, we are focused on reigniting growth. Our strategy centers on three high-potential verticals: licensing, media and experiences, and hospitality. Each is designed to expand Playboy’s global reach while generating recurring, high-margin revenue. The momentum we are seeing across initiatives like The Great Playmate Search, the re-launch of our magazine, and the planned Miami Beach membership club, all highlight the strength and versatility of the Playboy brand. We remain highly optimistic about the opportunities ahead for Playboy.”

Third Quarter 2025 Results

Total revenue was $29.0 million, down slightly compared to $29.4 million in Q3 2024, reflecting significant growth in licensing revenue, offset by $1.3 million of one-time revenue in Q3 2024 that did not recur due to the outsourcing of our ecommerce business and $0.4 million of revenue related to the closing of seven stores at Honey Birdette since Q3 2024. Adjusting for these one-time revenue items in Q3 2024, revenue would have been up 4.2% for Q3 2025.

Licensing revenue was $12.0 million, compared to $7.4 million in Q3 2024, reflecting a year-over-year increase of $4.6 million, or 61%. The increase was due to $5.0 million in minimum guaranteed royalties from the licensing of the Company’s digital business and larger overages from the Company’s key licensees, partially offset by $1.3 million in revenue from an inventory sale to a licensing partner in prior year that did not recur. The Company signed six new licensing deals in Q3, bringing its total new deals for 2025 to 14. Additionally, the Company restructured its China partnership with a subsidiary of Li & Fung, moving them to a percentage of revenue structure to better align interests moving forward. The Company’s prior year “Digital Subscriptions and Content” results were recast under “All Other” in the Company’s financial statements.

Direct-to-consumer revenue was $16.4 million, compared to $16.6 million in Q3 2024, reflecting a year-over-year decrease of 1%. The decrease was due to a continued focus on full-price products and $0.4 million in Q3 2024 that did not recur due to the closing of seven stores at Honey Birdette. Honey Birdette gross margins increased from 54% to 61%. Comparable store sales were up 22% and full price sales were up 15% in a continued initiative to improve the perception of the brand.

Net income was $0.5 million, or breakeven per diluted share, compared to a net loss of $33.8 million, or a net loss of $0.45 per diluted share, in Q3 2024. The net income for Q3 2025 reflects $2.5 million in legal fees related to litigation against former licensees, and the prior-year third quarter included $21.7 million in impairment charges. In the aggregate, those costs impacted earnings per share by approximately $0.02 in Q3 2025 and $0.29 in Q3 2024.

Adjusted EBITDA was $4.1 million, compared to an adjusted EBITDA loss of $0.6 million in Q3 2024.

Webcast Details & Stockholder Letter

The Company will host a webcast at 5 p.m. Eastern Time today to discuss Q3 2025 financial results. Participants may access the live webcast on the Events & Presentations section of the Playboy Investor Relations website at https://investors.playboy.com/. Investors may also access the letter to Playboy stockholders that was posted today to the Events & Presentations section of the Playboy Investor Relations website.

About Playboy, Inc.

Playboy is one of the most recognizable brands in the world, synonymous with pleasure, leisure, style, and sophistication. In collaboration with leading licensees, Playboy connects consumers with products, content and experiences across approximately 180 countries. Our mission—to create a culture where all people can pursue pleasure—builds upon over 70 years of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at https://investors.playboy.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, tariffs, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s ability to comply with the terms of its indebtedness and other obligations; (12) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (13) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: FNK IR – Rob Fink / Matt Chesler, CFA – investors@playboy.com
Media: press@playboy.com

Playboy, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenues	$28,994	$29,438	$86,017	$82,642
Costs and expenses:
Cost of sales	(6,954)	(11,475)	(25,746)	(32,000)
Selling and administrative expenses	(20,434)	(24,521)	(68,197)	(71,863)
Impairments	(245)	(21,706)	(2,087)	(24,722)
Other operating income (expense), net	5	—	(764)	(441)
Total operating expense	(27,628)	(57,702)	(96,794)	(129,026)
Operating income (loss)	1,366	(28,264)	(10,777)	(46,384)
Nonoperating (expense) income:
Interest expense, net	(1,926)	(6,666)	(5,721)	(19,681)
Other income, net	460	1,769	1,662	1,474
Total nonoperating expense, net	(1,466)	(4,897)	(4,059)	(18,207)
Loss before income taxes	(100)	(33,161)	(14,836)	(64,591)
Benefit (expense) from income taxes	560	(594)	(1,424)	(2,263)
Net income (loss)	460	(33,755)	(16,260)	(66,854)
Net income (loss) attributable to Playboy, Inc.	$460	$(33,755)	$(16,260)	$(66,854)
Net income (loss) per share, basic and diluted	$—	$(0.45)	$(0.17)	$(0.91)
Weighted-average shares outstanding, basic	102,503,857	74,589,372	96,558,050	73,438,762
Weighted-average shares outstanding, diluted	112,540,226	74,589,372	96,558,050	73,438,762

EBITDA Reconciliation
This release presents the financial measure earnings (net income or loss) before interest, income tax expense or benefit, and depreciation and amortization (“EBITDA”). “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies may calculate Adjusted EBITDA in the same fashion.
In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities, non-recurring non-cash impairments and asset write-downs, we typically adjust for non-operating expenses and income, such as nonrecurring special projects, including related consulting expenses, transition expenses, settlements, nonrecurring gain or loss on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result from the elimination or rightsizing of specific business activities or operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles the Company’s net income (loss) to EBITDA and Adjusted EBITDA:

GAAP Net Income (Loss) to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$460	$(33,755)	$(16,260)	$(66,854)
Adjusted for:
Interest expense	1,926	6,666	5,721	19,681
(Benefit) expense from income taxes	(560)	594	1,424	2,263
Depreciation and amortization	747	1,861	2,329	6,172
EBITDA	2,573	(24,634)	(6,786)	(38,738)
Adjusted for:
Licensing commissions settlement	—	—	2,400	—
Transition expenses	—	—	5,000	—
Severance	116	141	2,709	310
Stock-based compensation	1,149	1,502	3,502	5,341
Impairments	245	21,706	2,087	24,722
Adjustments	(18)	647	1,001	2,242
Adjusted EBITDA	$4,065	$(638)	$9,913	$(6,123)